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                                                                   EXHIBIT 10.18

                    SECOND AMENDMENT TO ACQUISITION FACILITY
                         REVOLVING CREDIT FACILITY AND
                               SECURITY AGREEMENT


         This Second Amendment to Acquisition Facility, Revolving Credit Facility and Security Agreement (the "Amendment") is entered into as of the 7th day of April, 1999 by and between CONTINUCARE CORPORATION ("Borrower), and its Subsidiaries, REHAB MANAGEMENT SYSTEMS, INC. ("RMS"), INTEGRACARE, INC. ("lntegracare") and J.R. REHAB ASSOCIATES, INC. ("J.R.") and FIRST UNION NATIONAL BANK ("Bank"),

                              W I T N E S S E T H:

         WHEREAS, on August 17, 1998, Borrower and Bank entered into that certain Acquisition Facility ($5,000,000.00), Revolving Credit Facility ($5,000,000.00) and Security Agreement, which was modified by First Amendment dated November 13, 1998 (as modified, the "Agreement"): and

         WHEREAS, RMS, Integracare and J.R., each executed and delivered to Bank on August 17, 1998 an Unconditional Guaranty and a Security Agreement encumbering all their respective assets as Collateral for the indebtedness evidenced. by the Agreement; and

         WHEREAS, RMS, Integracare and J.R. each, as a "Debtor" executed and delivered to Bank, as "Secured Party", a UCC Financing Statement which was filed with the Florida Secretary of State under File # 980000191308 (the "Financing Statement"); and

         WHEREAS, Borrower, RMS, Integracare and J.R. have entered into an agreement for the sale of substantially all of the assets of RMS, Integracare and J.R. to Kessler Rehabilitation of Florida, Inc. ("Kessler") for the gross sales price of $5,500,000.00 and have requested that Bank consent to the sale and release of its lien on the assets of RMS, Integracare and J.R. being conveyed to Kessler as evidenced by the Financing Statement; and

         WHEREAS, Bank has agreed to consent to the sale to Kessler and to amend the Financing Statement to remove RMS, Integracare and J.R. as Debtors on the condition that Bank receive a payment of Four Million Dollars ($4,000,000.00) from the net proceeds of the sale to be applied to the outstanding balance of the Acquisition Loan and to fees and expenses of the Bank as hereinafter set forth, and upon the condition that Borrower enter into this Amendment and agree to the modifications to the Agreement set forth herein; and

         WHEREAS, Borrower and Bank have agreed to modify certain provisions of the Agreement as hereinafter set forth:

         NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, Borrower and Bank do hereby modify the Agreement as follows (capitalized terms not otherwise defined shall have the meanings as set forth in the Agreement):

         1. Restriction on Advances under Revolving Loan and Acquisition Loan. Borrower shall not obtain any Advances after the date hereof under the Revolving Loan or under Acquisition Loan. Furthermore, except for the existing $50,000.00 Letter of Credit, Borrower shall not request and Bank shall not extend any Letters of Credit or Banker's Acceptances for the account of the Borrower or its Subsidiaries.

         2. Sale of Assets of RMS, Integracare and J.R. Borrower, RMS, Integracare and J.R.


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shall remit to Bank the amount of Four Million Dollars ($4,000,000.00) from the proceeds received by Borrower and/or by RMS, Integracare and J.R. arising from the sale of the assets of RMS, Integracare and J.R. to Kessler. The proceeds shall be remitted to Bank simultaneously with the closing of the sale, and shall be applied by the Bank to: (i) reimburse the Bank for its legal fees and accounting fees and expenses incurred in connection with this transaction up to $25,000.00; and (ii) pay accrued interest under the Acquisition Loan at the contract rate as of the date of receipt of the funds; and (iii) the balance shall be used to pay down and permanently reduce the outstanding principal balance of the Acquisition Loan.

         3. Final Payment Date of Loans. The remaining outstanding principal balance of the Acquisition Loan and any unpaid accrued interest shall be repaid in full on or before December 31, 1999. The Revolving Loan and Acquisition Loan shall be deemed canceled and terminated as of that date.

         4. Remittance to Bank of Payments received from Humana. Borrower agrees that the retroactive rate increase in capitation fees payable in the future from Humana, and which is part of the Bank's Collateral, will be remitted to the Bank immediately upon receipt by Borrower or by any of its Subsidiaries up to the full amount of the balance of the indebtedness owed to the Bank under the Acquisition Loan, Borrower agrees to immediately notify the Bank upon the remittance of any of the retroactive increase in Capitation fees. Furthermore, in the event that the retroactive increase in capitation fees are rot received by Borrower by July 31, 1999, Borrower shall obtain from Humana and deliver to Bank a letter setting forth the status of the capitation fee payments.

         5. Term-out of Indebtedness after July 31, 1999. The outstanding principal balance of the Acquisition Loan as of May 31, 1999 shall be payable in six equal principal payments, with the first payment due on August 1, 1999, and on the first day of September, October, November and December, 1999, With the final payment due on December 31, 1999. In the event that any payments of retroactive increases in capitation fees are received from Humana after July 31, 1999, such payments shall be immediately remitted, to Bank and applied against the remaining principal balance due on December 31, 1999 in accordance with this provision.

         6. Release of Lien. Bank shall deliver to Borrower an amendment to the Financing Statement removing RMS, Integracare and J.R. as "Debtors" upon receipt by Bank of the payment of $4,000,000.00 from the proceeds of the sale to Kessler.

         7. Sale Price. Borrower, RMS, Integracare and J.R. covenant that the gross sales price for the assets of RMS, Integracare and J.R., being conveyed to Kessler does not exceed $5,600,000.00.

         8. Expiry. This Agreement shall be null and void unless Bank receives the payment of $4,000,000.00 not later than 3:00 PM an Friday, April 9, 1999.

         9. No Waiver. By executing and delivering this Amendment the Bank does not waive any non-monetary defaults now existing or any defaults hereafter arising under the Agreement as amended hereby.

         10. Reaffirmation. Except as expressly modified herein, the Agreement is hereby reaffirmed in its entirety.

                                            CONTINUCARE CORPORATION

                                            By:  /S/ Charles M. Fernandez
                                            Its:  President
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                                            REHAB MANAGEMENT
                                            SYSTEMS, INC.

                                            By:  /s/ Charles M. Fernandez
                                            Its:  President

                                            INTEGRACARE, INC.

                                            By:  /s/ Charles M. Fernandez
                                            Its:  President

                                            J.R. REHAB ASSOCIATES, INC.

                                            By:  /s/ Charles M. Fernandez
                                            Its:  President

                                            FIRST UNION NATIONAL BANK

                                            By:  /s/ Marinus Otte
                                            Its:  Senior Vice President